Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SOTERA HEALTH COMPANY

Sotera Health Company was organized by filing its original Certificate of Formation with the Secretary of State of the State of Delaware on March 18, 2015 as Sterigenics-Nordion Topco, LLC. On November 7, 2017, Sterigenics-Nordion Topco, LLC converted to a corporation and changed its name to Sotera Health Topco, Inc. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”) and by the written consent of its stockholders in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of the corporation in its entirety as follows:

Article I - Name

The name of the corporation (hereinafter referred to as the “Corporation”) is Sotera Health Company.

Article II - Agent

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

Article III - Purpose

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article IV – Capital Stock

Section 1.     Authorized Stock. The total number of shares of stock that the Corporation shall have authority to issue is [●] shares of capital stock, consisting of:

(a)    [●]shares of common stock with a par value of $0.01 per share (the “Common Stock”); and

(b)    [●]shares of preferred stock with a par value of $0.01 per share (the “Preferred Stock”).

Subject to the rights of the holders of any outstanding class or series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the holders of a majority in voting power of the outstanding capital stock of the Corporation entitled to vote thereon, voting as a single class, and no separate vote of the holders of any class shall be required therefor irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 2.    Preferred Stock.

(a)    The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide, without approval of the stockholders of the Corporation, for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers (including voting powers, full or limited, or no voting powers), preferences and relative, optional or other special rights, if any, and the qualifications, limitations and restrictions thereof, if any, of the shares of each such series, and to file with the Secretary of State of the State of Delaware a certificate pursuant to the DGCL describing such number, designations, powers, preferences, rights and other terms, as applicable (a “Preferred Stock Designation”).

(b)    Except as otherwise provided in a Preferred Stock Designation or required by law, shares of Preferred Stock shall not entitle the holders thereof to vote at or receive notice of any meeting of stockholders.

Section 3.    Common Stock.

(a)    Voting. Except as otherwise provided in a Preferred Stock Designation or required by law, the holders of outstanding shares of Common Stock (including, but not limited to, shares of Common Stock that remain subject to vesting requirements) shall have the exclusive right to vote for the election of directors and on all other matters submitted to a vote of the stockholders of the Corporation. Each holder of outstanding shares of Common Stock shall be entitled to one vote in respect of each share of Common Stock held as of the applicable date on any matter that is submitted to a vote of stockholders of the Corporation. Except as otherwise required by law, shares of Common Stock shall not entitle the holders thereof to vote on any amendment to this Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, including by a Preferred Stock Designation, this “Certificate of Incorporation”) that alters or changes the powers, preferences, rights or other terms of solely one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, separately or together with the holders of one or more other such series, to vote on such amendment pursuant to this Certificate of Incorporation (including a Preferred Stock Designation) or pursuant to the DGCL.

(b)    Dividends. Subject to applicable law and any preferential dividend rights of the holders of any outstanding series of Preferred Stock provided in the relevant Preferred Stock Designation, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board may determine in its sole discretion.

(c)    Liquidation. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation Event”),

after the payment or provision for payment of all debts and liabilities of the Corporation, and subject to the right, if any, of the holders of any outstanding series of Preferred Stock or any other outstanding class or series of stock of the Corporation having a preference over or the right to participate with the Common Stock as to distributions upon dissolution or liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution. For the avoidance of doubt, the term “Liquidation Event” shall not be deemed to be occasioned by or to include, without limitation, any voluntary consolidation, reorganization, conversion or merger of the Corporation with or into any other corporation or entity or other corporations or entities or a sale, lease, transfer, exchange or conveyance of all or a part of the Corporation’s assets.

(d)    No Pre-Emptive Rights. Shares of Common Stock shall not entitle any holder thereof to any pre-emptive, subscription, redemption or conversion rights.

Article V - Existence

The Corporation is to have perpetual existence.

Article VI – Board of Directors

Section 1.    Number; Classification.

(a)    Number. The business and affairs of the Corporation shall be managed by or under the direction of a Board, consisting of not fewer than three individuals. Subject to the rights granted to Warburg Pincus Private Equity XI, L.P., Warburg Pincus XI Partners, L.P., WP XI Partners, L.P., Warburg Pincus Private Equity XI-B, L.P. and Warburg Pincus Private Equity XI-C, L.P. and their respective Affiliates (as such term is defined in the Stockholders’ Agreement) (collectively, “Warburg Pincus”) and GTCR Fund XI/A VCOC, GTCR Fund XI/C VCOC and GTCR Co-Invest XI LP and their respective Affiliates (as such term is defined in the Stockholders’ Agreement) (collectively, “GTCR” and together with Warburg Pincus, the “Sponsors”) pursuant to the stockholders’ agreement, dated as of [date], by and among the Corporation, Warburg Pincus, GTCR and the other stockholders party thereto (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders’ Agreement”), the exact number of directors shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the number of directors then in office (but not less than one-third of the total number of directors constituting the Board), provided that, without the consent of Warburg Pincus or GTCR, the number of directors shall not exceed eleven individuals (exclusive of directors referred to in clause (d) of this Section 1); provided, further, that the consent of Warburg Pincus or GTCR shall be required only at such time as Warburg Pincus or GTCR, as the case may be, has the right to designate at least one director of the Corporation under the Stockholders’ Agreement.

(b)    Classes. From and after the date of the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”),

subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors so divided into classes. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective. Class I directors shall serve for an initial term ending at the first annual meeting of stockholders following the Effective Time, Class II directors shall serve for an initial term ending at the second annual meeting of stockholders following the Effective Time and Class III directors shall serve for an initial term ending at the third annual meeting of stockholders following the Effective Time. Commencing with the first annual meeting of stockholders following the Effective Time, successors to the directors of the class whose term has expired at that annual meeting shall be elected for a three-year term and shall serve until the election and qualification of their respective successors in office or until their earlier death, resignation, disqualification or removal.

(c)    Written Ballot Not Required. Unless and except to the extent that the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) so require, the election of directors of the Corporation need not be by written ballot.

(d)    Preferred Stock Directors. Notwithstanding the foregoing and notwithstanding Section 2 of this Article VI (but subject to the rights of the Sponsors under the Stockholders’ Agreement), whenever a Preferred Stock Designation expressly provides holders of any one or more series of Preferred Stock issued by the Corporation the right, voting separately by series or as a class, to elect directors (the “Preferred Stock Directors”), the total number of Preferred Stock Directors and the election, term of office, filling of vacancies and other features of such Preferred Stock directorships shall be governed by the applicable Preferred Stock Designation and the provisions of the DGCL applicable to Preferred Stock Directors and directorships. Upon commencement and for the duration of the period during which such right continues, (i) the total number of directors of the Corporation authorized pursuant to Section 1(a) of this Article VI shall automatically increase by the number of Preferred Stock Directors specified in the applicable Preferred Stock Designation, and (ii) each such additional Preferred Stock Director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to the Preferred Stock Designation establishing such series of Preferred Stock, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by this Certificate of Incorporation (including any Preferred Stock Designation), whenever the holders of any series of Preferred Stock having the special right to elect additional Preferred Stock Directors are divested of such right pursuant to this Certificate of Incorporation (including any Preferred Stock Designation), the terms of office of each such additional Preferred Stock Directors elected by the holders of such series, or appointed to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Preferred Stock Director, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly

Section 2.    Vacancies and Newly Created Directorships. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock as provided in the relevant Preferred Stock Designation(s), and subject to any rights in the Stockholders’ Agreement granting a Designated Sponsor Fund (as defined in the Stockholders’ Agreement) the right to fill vacancies or newly created directorships, any newly created directorship that results from an increase in the total number of directors constituting the Board, or any vacancy that results from the death, resignation, disqualification or removal of any director or from any other cause shall be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for the remaining term of the class to which such director has been appointed and until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes as determined by the Board so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship shall hold office for the remaining term of that class and until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal. In no case shall a decrease in the total number of directors constituting the Board shorten the term of any incumbent director.

Section 3.    Removal. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock as provided in the relevant Preferred Stock Designation(s), any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 75% of the voting power of the outstanding Common Stock, provided, however, that prior to the Trigger Date (as defined below), if a Designated Sponsor Fund shall have provided the Corporation its written consent to the removal without cause of any director designated by it in accordance with the Stockholders’ Agreement, any such director may be removed, with or without cause, by the affirmative vote of the holders of a majority in voting power of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors.

Section 4.    Quorum. A majority of the directors at any time in office (but not less than one-third of the total number of directors constituting the Board) shall constitute a quorum of the Board for the transaction of business at any meeting of the Board; provided, however, that (i) for so long as Warburg Pincus shall have a contractual right to designate at least one director of the Corporation and has not irrevocably waived such contractual right, a quorum of the Board shall require at least one director designated by Warburg Pincus (unless Warburg Pincus waives such quorum requirement) and (ii) for so long as GTCR shall have a contractual right to designate at least one director of the Corporation and has not irrevocably waived such contractual right, a quorum of the Board shall require at least one director designated by GTCR (unless GTCR waives such quorum requirement); provided further, however, that if a meeting of the Board duly called in accordance with this Certificate of Incorporation and the Bylaws of the Corporation fails to achieve a quorum solely due to the absence of any director designated by Warburg Pincus or any director designated by GTCR, as the case may be, then a new notice of meeting of the Board may be given in accordance with this Certificate of Incorporation and the Bylaws of the Corporation and a quorum at such meeting shall not require the presence of (A) in the event that the preceding meeting of the Board failed to achieve a quorum due to the absence of any director designated by Warburg, any director designated by Warburg or (B) in the event that the preceding meeting of the Board failed to achieve a quorum due to the absence of any director designated by GTCR, any director designated by GTCR. If at any meeting of the Board there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

Section 5.    Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board unless a greater number is required by applicable law, the Bylaws or by this Certificate of Incorporation.

Article VII – Liability of Directors and Officers and Certain Other Persons

Section 1.    Elimination of Certain Liability of Directors. To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the Effective Date to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Section 2.    Indemnification of Directors, Officers and Certain Other Persons

(a)    Power to Indemnify in Action, Suits or Proceedings. Subject to the limitations set forth in Section 2(d), the Corporation shall, to the fullest extent permitted by the DGCL (as it presently exists or may hereafter be amended but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior to such amendment), indemnify and hold harmless any person made or threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding, whether criminal, civil, administrative, or investigative (each, a “proceeding”), by reason of the fact that such person, or the legal representative of such person, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or manager of any other corporation, partnership, limited liability company, joint venture, trust or other enterprise or nonprofit entity, including service with respect to an employee benefit plan (each such person, an “Eligible Person”), whether the basis of such proceeding is alleged action in an official capacity as an Eligible Person or in any other capacity while serving in such official capacity, against all expense, liability and loss (including attorneys’ and other professionals’ fees, judgments, fines, taxes under the Employee Retirement Income Security Act of 1974, as amended, or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith.

(b)    Expenses Payable In Advance. To the fullest extent permitted by the DGCL, each Eligible Person shall, subject in all events to satisfaction of the terms and conditions set forth in or imposed pursuant to this Section 2(b) and to the limitations contained in Section 2(d), have the right to be paid by the Corporation the expenses (including attorneys’ and other professionals’ fees and disbursements and court costs) actually and reasonably incurred in defending any proceeding described in Section 2(a) in advance of its final disposition (an “advancement of expenses”) upon the receipt of an undertaking (an “undertaking”) by or on behalf of such Eligible Person to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such person is not entitled to be indemnified by the Corporation for such expenses pursuant to this Section 2 (it being understood that no collateral securing or other assurance of performance of such undertaking shall be required of such Eligible Person by the Corporation).

(c)    Indemnification and Advancement of Expenses to Certain Other Persons. The Corporation may from time to time grant rights to indemnification and advancement of expenses to such other persons and with such scope and effect as the Board may determine, subject to applicable law.

(d)    Limitations. No Eligible Person shall be entitled to any advancement of expenses for, or to indemnification from or to be held harmless by the Corporation against expenses, liabilities or losses, incurred by him or her in asserting any claim or commencing or prosecuting any proceeding (except as provided in Section 2(e)), but such advancement of expenses and indemnification and hold harmless rights may be provided by the Corporation in any specific instance as permitted by Section 2(f) or 2(g), or in any specific instance in which the Board or any person designated to grant such authorization pursuant to a resolution adopted by the Board first authorizes the commencement or prosecution of such a proceeding or the assertion of such a claim.

(e)    Enforcement. The rights to indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall be enforceable by any person entitled to such indemnification or advancement of expenses. To the fullest extent permitted by law, if successful in whole or in part in any such proceeding, or in a proceeding brought by the Corporation to recover an advancement of expenses, the person entitled to such indemnification or advancement of expenses shall be entitled to be paid also the expense of prosecuting or defending such suit. Notice of any application to a court by any such person pursuant to this Section 2(e) shall be given to the Corporation promptly upon the filing of such application; provided, however, that such notice shall not be required for an award of or a determination of entitlement to indemnification or advancement of expenses.

(f)    Non-Exclusivity and Survival of Indemnification.

(i)    The rights to indemnification and to the advancement of expenses provided by or granted pursuant to this Section 2 shall be deemed independent of, and shall not be deemed exclusive of or a limitation on, any other rights to which any person seeking indemnification or advancement of expenses may be entitled or may hereafter acquire under any statute, provision of this Certificate of Incorporation, provision of the Bylaws, Stockholders’ Agreement, other agreement, vote of stockholders or of disinterested directors or otherwise, both as to such person’s official capacity and as to action in another capacity while holding such office. It is the intent of the Corporation that indemnification of and advancement of expenses to Eligible Persons shall be made to the fullest extent permitted by law.

(ii)    The Corporation’s obligation, if any, to indemnify, to hold harmless, or to provide advancement of expenses to any Eligible Person who was or is serving at its request as a director, officer, employee, agent or manager of another corporation, partnership, limited liability company, joint venture, trust or other enterprise or nonprofit entity (including service with respect to an employee benefit plan) shall be reduced by any amount such Eligible Person actually collects as indemnification, holding harmless, or advancement of expenses from such other corporation, partnership, limited liability company, joint venture, trust or other enterprise nonprofit entity.

(iii)     The rights to indemnification and advancement of expenses provided by, or granted pursuant to, this Section 2 shall be contract rights, and such rights shall continue as to a person who has ceased to be an officer or director of the Corporation (or in the case of any other person who may or shall be entitled to rights to indemnification or advancement of expenses granted pursuant to this Section 2, has ceased to serve the Corporation) and shall inure to the benefit of the estate, heirs, legatees, distributees, executors, administrators and other comparable legal representatives of such person. A right to indemnification or to advancement of expenses arising under any provision of this Section 2 shall not be eliminated or impaired by an amendment, alteration or repeal of any provision of this Certificate of Incorporation after the occurrence of the act or omission that is the subject of the proceeding for which indemnification or advancement of expenses is sought (even in the case of a proceeding based on a state of facts that is commenced after such time). Any reference to an officer of the Corporation in this Section 2 shall be deemed to refer exclusively to the Chairperson, the Chief Executive Officer, the Chief Financial Officer, the President, the Treasurer and the Secretary, and any other officer expressly appointed as such pursuant to and in accordance with Article IV of the Bylaws (or any successor provision), [and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

(g)    Insurance. The Corporation may, but shall not be required to, purchase and maintain insurance, at its expense, on behalf of itself and any person who is or was a director, officer, employee, agent or manager of the Corporation or any other enterprise or entity, including service with respect to an employee benefit plan, against any expense, liability or loss, whether or not the Corporation would have the power, the ability or the obligation to indemnify such person against such expense, liability or loss under the DGCL. Nothing contained in this Section 2 shall prevent the Corporation from entering into any agreement with any person that provides independent indemnification, hold harmless or advancement rights to such person or further regulates the terms on which indemnification, hold harmless or advancement rights are to be provided to such person or provides independent assurance of the Corporation’s obligation to indemnify, hold harmless and/or advance the expenses of such person, whether or not such indemnification, hold harmless or advancement rights are on the same or different terms than provided for by this Section 2 or is in respect of such person acting in any other capacity, and nothing contained herein shall be exclusive of, or a limitation on, any right to indemnification, to be held harmless, or to an advancement of expenses to which any person is otherwise entitled. The Corporation may create a trust fund, grant a security interest or use other means (including a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification and the advancement of expenses as provided in this Section 2.

(h)    Severability. If all or any portion of this Section 2 is invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which has not been reversed on appeal, this Section 2 shall be deemed to be modified to the minimum extent necessary to avoid a violation of law and, as so modified, shall remain valid and enforceable in accordance with its terms to the fullest extent permitted by law.

Section 3.     Amendment, Repeal, Etc. No amendment or repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, nor, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, repeal or adoption of an inconsistent provision.

Article VIII – Corporate Opportunity

Section 1.    Regulation of Certain Affairs.    In recognition and anticipation that (a) certain direct or indirect partners, equityholders, principals, directors, officers, members, managers, employees and/or other representatives of the Sponsors (each of the foregoing persons or entities, other than the Sponsors, an “Identified Person”) may serve as directors, officers or agents of the Corporation or its subsidiaries, (b) the Corporation or its subsidiaries and the Sponsors may now engage and may continue to engage in the same or similar activities (which shall include, without limitation, other business activities that overlap with or compete with those in which the Corporation or its subsidiaries, directly or indirectly, may engage) or lines of business and have an interest in the same or similar areas of corporate opportunities; and (c) there will be benefits to be derived by the Corporation or its subsidiaries through its contractual, corporate and business relations with the Sponsors (including possible service of Identified Persons as officers and directors of the Corporation or its subsidiaries) and there will be benefits in providing guidelines for the Identified Persons and of the Corporation with respect to the allocation of corporate opportunities and other matters; the provisions of this Article VIII are set forth to regulate, define and guide the conduct of certain affairs of the Corporation and its subsidiaries with respect to certain classes or categories of business opportunities as they may involve the Sponsors and the Identified Persons, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith; provided, however, that nothing in this Article VIII will impair the Corporation’s ability to enter into contractual arrangements with a stockholder of the Corporation, which arrangements restrict the stockholder from engaging in activities otherwise allowed by this Article VIII, and the following provisions shall be subject to any such contractual obligation of the Corporation.

Section 2.    Certain Contracts.    No contract, agreement, arrangement or transaction between or among the Corporation or its subsidiaries, on the one hand, and any Sponsor or any Identified Person, on the other, shall be void or voidable solely for the reason that any Sponsor or Identified Person is a party thereto, and, to the fullest extent permitted by law, any such Sponsor or Identified Person (a) shall have fully satisfied and fulfilled the fiduciary duties, if any, owed by such Sponsor or Identified Person to the Corporation and its subsidiaries or their respective stockholders or equityholders with respect thereto; (b) shall not be liable to the Corporation or its subsidiaries or their respective stockholders or equityholders for breach of any fiduciary duty owed by such Sponsor or Identified Person by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction; (c) shall be deemed to have acted in good faith and in a manner such Sponsor and/or Identified Person reasonably believed to be in and not opposed to the best interests of the Corporation and its subsidiaries and their respective stockholders or equityholders; and (d) shall be deemed not to have breached any fiduciary duty (including the duty of loyalty) owed to the Corporation or its subsidiaries and their respective stockholders or equityholders, and not to have received an improper personal gain or otherwise derived an improper personal benefit therefrom, if (i) the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the Board or the committee thereof that authorizes the contract, agreement, arrangement or transaction, and (ii) the Board or such committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors, even though less than a quorum. Directors of the Corporation who are also Identified Persons may be counted in determining the presence of a quorum at a meeting of the Board or of a committee that authorizes any such contract, agreement, arrangement or transaction.

Section 3.    Competition and Corporate Opportunities. Subject to any contractual provisions to the contrary, the Sponsors and Identified Persons shall have the right to, and, to the fullest extent permitted by law, shall have no duty (contractual, fiduciary or otherwise) to refrain from, directly or indirectly, (a) engaging in the same or similar activities or lines of business as the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or stockholder of any other person, including those lines of business deemed to be competing with the Corporation or any of its subsidiaries; (b) doing business with any potential or actual customer or supplier of the Corporation or its subsidiaries; or (c) employing or otherwise engaging any officer or employee of the Corporation or its subsidiaries. To the fullest extent permitted by law, neither the Sponsors nor any Identified Person (except as provided in this Article VIII) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of the Sponsors or Identified Persons, or such person’s participation therein. None of the Corporation or its stockholders or any of its subsidiaries or their stockholders shall have any rights in and to the business ventures of any Sponsor or Identified Person or the income or profits derived therefrom.

To the fullest extent permitted by law, (i) the Corporation, on behalf of itself and its subsidiaries and its and their respective stockholders or equityholders, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to, or acquired, created or developed by, or that otherwise come into the possession of, any of the Sponsors or any Identified Person, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, (ii) no Sponsor or Identified Person shall have any duty (contractual, fiduciary or otherwise) to communicate or offer such business opportunity to the Corporation or any of its subsidiaries or any of their respective stockholders, and no such person shall be liable to the Corporation or any of its subsidiaries or any of their respective stockholders for breach of any duty (contractual, fiduciary or otherwise), as a stockholder, director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation.

Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII. Neither the alteration, amendment or repeal of this Article VIII nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, with respect to any action or omission occurring prior to such alteration, amendment, repeal or adoption. Following any amendment, modification or elimination of this Article VIII, any contract, agreement, arrangement or transaction involving a corporate opportunity shall not by reason thereof result in any breach of any duty (contractual, fiduciary or otherwise) or failure to act in good faith or in the best interests of the Corporation or derivation of any improper benefit or personal economic gain on the part of any Sponsor, Identified Person or other person or entity, but shall be governed by the other provisions of this Certificate of Incorporation, the Bylaws, the DGCL and other applicable law.

For so long as either Warburg Pincus or GTCR has the right to designate at least one director of the Corporation under the Stockholders’ Agreement, in addition to and notwithstanding the foregoing provisions of this Article VIII, a corporate opportunity shall not be deemed to be a potential opportunity for the Corporation or any of its subsidiaries (and shall be expressly renounced) if it is a business opportunity that (i) the Corporation is not financially able or contractually permitted or legally able to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to it or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Section 4.    Severability. If this Article VIII or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, this Article VIII shall be deemed to be modified to the minimum extent necessary to avoid a violation of law and, as so modified, this Article VIII and the remaining provisions hereof shall remain valid and enforceable in accordance with their terms to the fullest extent permitted by law.

Article IX – Stockholder Action

Section 1.    Actions at Meetings Duly Called; No Written Consents. Except as provided with respect to the holders of any outstanding series of Preferred Stock in the relevant Preferred Stock Designation(s), any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by consent of the stockholders in lieu of a meeting; provided, however, that prior to the date on which the Sponsors no longer collectively beneficially own (as such term is used in Rule 13d-5 under the Exchange Act, as such Rule is in effect as of the date of this Certificate of Incorporation) more than 50% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors (the “Trigger Date”), any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken by consent of the stockholders in lieu of a meeting, if a consent or consents setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were presented and voted and shall be delivered to the Corporation in the manner required by applicable law.

Section 2.    Regulation of Stockholder Submissions. The Bylaws may establish procedures regulating the submission by stockholders of nominations, proposals and other business for consideration at meetings of stockholders of the Corporation.

Section 3.    Special Meetings. Except as provided with respect to the rights of the holders of Preferred Stock of any outstanding series of Preferred Stock as provided in the relevant Preferred Stock Designation(s), special meetings of the stockholders of the Corporation may be called at any time only by the Board pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, by the Chairperson of the Board or the Chief Executive Officer of the Corporation; provided, however, prior to the Trigger Date, special meetings of the stockholders of the Corporation may be called at any time only by (i) the Secretary acting at the direction of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors or (ii) by the Board pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office.

Article X – Amendment of Certificate of Incorporation

(a)    Subject to any requirement of applicable law and to the special voting rights of one or more outstanding series of Preferred Stock granted pursuant to any Preferred Stock Designation(s), the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X. In addition to any affirmative vote required by applicable law or any other provision of this Certificate of Incorporation (including clause (b) below) or specified in any agreement, and in addition to any voting rights granted to or held by the holders of any outstanding class or series of Preferred Stock, (i) for so long as either the WP Designated Sponsor Fund (as defined in the Stockholders’ Agreement) or the GTCR Designated Sponsor Fund (as defined in the Stockholders’ Agreement) has the right individually to designate at least three directors of the Corporation pursuant to the Stockholders’ Agreement, the affirmative vote of 75% of the total number of directors then in office shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, this Certificate of Incorporation, (ii) prior to the Trigger Date, the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote generally in the election of directors, shall be required to amend, alter, change or repeal, or to adopt any provision inconsistent with, this Certificate of Incorporation and (iii) at all other times, the affirmative vote of at least 66 and 2/3% in voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, shall be required to amend, add, alter, change or repeal, or to adopt any provisions inconsistent with, Articles VI, VII, VIII, IX(1), IX(3), X, XI, XII, and XIII of this Certificate of Incorporation.

(b)    Notwithstanding the foregoing, nothing in this Certificate of Incorporation shall be deemed to limit the ability of the parties to the Stockholders’ Agreement to amend, alter or repeal any provision of the Stockholders’ Agreement pursuant to the terms thereof.

Article XI – Bylaws

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation; provided that for so long as either the WP Designated Sponsor Fund or the GTCR Designated Sponsor Fund has the right individually to designate at least three directors of the Corporation pursuant to the Stockholders’ Agreement, the Board shall not adopt, alter, amend or repeal the Bylaws without the affirmative vote of 75% of the directors then in office. In addition to any vote required by this Certificate of Incorporation or applicable law, (i) prior to the Trigger Date, the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock shall be required in order for the stockholders to adopt, alter, amend or repeal the Bylaws of the Corporation and (ii) at all other times, the affirmative vote of the holders of not less than 66 and 2/3% in voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors , shall be required in order for the stockholders to adopt, alter, amend or repeal the Bylaws of the Corporation.

Article XII – Certain Business Combinations

Section 1.    Section 203 of the DGCL. Section 203 of the DGCL shall not apply to the Corporation.

Section 2.    Business Combinations with Certain Stockholders. Notwithstanding any other provision in this Certificate of Incorporation to the contrary, the Corporation shall not engage in any Business Combination (as defined hereinafter), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any Interested Stockholder (as defined hereinafter) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(a)    prior to such time the Board approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

(b)    upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty-five percent (85%) of the Voting Stock (as defined hereinafter) outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such Interested Stockholder) those shares owned (i) by Persons (as defined hereinafter) who are directors and also officers of the Corporation and (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c)    at or subsequent to such time, the Business Combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the Voting Stock which is not owned by such Interested Stockholder.

Section 3.    Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this Article XII shall not apply if:

(a)    a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or

(b)    the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 3(b) of Article XII; (ii) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the of the Voting Stock. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 3(b) of Article XII.

Section 4.    Definitions. As used in this Article XII only, and unless otherwise provided by the express terms of this Article XII, the following terms shall have the meanings ascribed to them as set forth in this Section 4:

(a)    “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(b)    “Associate”, when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or general partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;

(c)    “Business Combination” means:

(i)     any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Stockholder, or (B) any other corporation, partnership, unincorporated association or entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation, Section 2 of this Article XII is not applicable to the surviving entity;

(ii)    any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;

(iii)     any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock; or (E) any issuance or transfer of Stock by the Corporation; provided however, that in no case under items (C)-(E) of this Section 4(c)(iii) of Article XII shall there be an increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)     any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or

(v)     any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in Sections 4(c)(i)-(iv) of Article XII) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation;

(d)     “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this Article XII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group (as such term is used in Rule 13d-5 under the Exchange Act, as such Rule is in effect as of the date of this Certificate of Incorporation) have control of such entity;

(e)     “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this Article XII to the contrary, the term “Interested Stockholder” shall not include: (x) Sponsors or any of their Affiliates, or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of Stock of the Corporation, (y) any Person who would otherwise be an Interested Stockholder either in connection with or because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent (5%) or more of the outstanding Voting Stock of the Corporation (in one transaction or a series of transactions) by Sponsors or any of their Affiliates or Associates to such Person; provided, however, that such Person was not an Interested Stockholder prior to such transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition; or (z) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this clause (z) only, such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person; provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(f)     “Owner”, including the terms “own” and “owned,” when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates beneficially owns (as such term is used in Rule 13d-5 under the Exchange Act, as such Rule is in effect as of the date of this Certificate of Incorporation) such Stock, directly or indirectly; or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or (C) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in (B) of this Section 4(f) of Article XII), or disposing of such Stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Stock;

(g)    “Person” means any individual, corporation, partnership, unincorporated association or other entity;

(h)     “Stock” means, with respect to any corporation, any capital stock of such corporation and, with respect to any other entity, any equity interest of such entity; and

(i)     “Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock in this Article XII shall refer to such percentage of the votes of such Voting Stock.

Article XIII –Forum Selection

(a)    Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed or allegedly owed by any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation or any director, officer, employee or stockholder of the Corporation arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) for any action, suit or proceeding asserting a claim against the Corporation or any director, officer, employee or stockholder of the Corporation governed by the internal affairs doctrine or (v) any other action, suit, or proceeding asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. Notwithstanding the foregoing, the provisions of this paragraph (a) will not apply to suits brought to enforce a duty or liability created by the Exchange Act.

(b)    If any action the subject matter of which is within the scope of paragraph (a) above is filed in a court other than the Court of Chancery of the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed, to the fullest extent permitted by law, to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware in connection with any action brought in any such court to enforce paragraph (a) above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(c)    Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

(d)    Any person or entity owning, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of the Corporation has been executed by its duly authorized officer this [•] day of [•] 2020.

Sotera Health Company

By:
Name: Title:

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